Exhibit 99.1

FOR IMMEDIATE RELEASE

Agenus Announces Oversubscribed Private Placement of Up to $340 Million to Advance Registrational ROBBIN Trial of Neoadjuvant BOT+BAL in MSS Colon Cancer

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$85M upfront financing, along with up to $255 million upon exercise of purchase warrants, is expected to fund ROBBIN[1], Agenus’ registrational Phase 3 trial of neoadjuvant botensilimab and balstilimab (BOT+BAL) in microsatellite-stable (MSS) colon cancer

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Transaction is structured to fund Agenus through key value-inflection points, including interim topline pathologic response data and interim and final event-free survival (EFS) analyses, with proceeds to fund Agenus operations through year-end 2031, assuming full warrant exercise

•	ROBBIN target population in MSS colon cancer represents a >$7 billion addressable annual sales opportunity in the US for which no new therapies have been approved in over 20 years[2,3]

•	To focus resources on the neoadjuvant opportunity, Agenus is discontinuing financial support for the ongoing BATTMAN Phase 3 study in late-line metastatic MSS colorectal cancer

•	Company to host conference call and webcast today at 8:30 a.m. ET

LEXINGTON, Mass. July 13, 2026. Agenus Inc. (Nasdaq: AGEN), a leader in immuno-oncology innovation, today announced that it has entered into a securities purchase agreement for a private placement of approximately $85 million in upfront gross proceeds, before the deduction of private placement expenses, and up to an additional $255 million upon the full exercise of purchase warrants. The financing was led by Commodore Capital, with participation from RA Capital Management, TCGX, Invus, and Ligand Pharmaceuticals.

The net proceeds of this financing are expected to support Agenus’ strategic prioritization of botensilimab and balstilimab (BOT+BAL) for the neoadjuvant treatment of microsatellite-stable (MSS) colon cancer, including advancement of ROBBIN1, the Company’s planned registrational Phase 3 neoadjuvant trial in microsatellite-stable (MSS) colon cancer. High-risk Stage II and Stage III MSS colon cancer affect an estimated 38,000 patients annually in the US and more than 200,000 patients worldwide,2 representing an estimated US addressable annual sales opportunity of more than $7 billion, with no new curative-intent therapies approved in more than 20 years.3

As described below, under the terms of the private placement, the Company will issue shares of its common stock (or, in lieu thereof, pre-funded warrants to purchase common stock) for approximately $85 million in upfront gross proceeds, before the deduction of private placement expenses, and an accompanying “Series A” purchase warrant and “Series B” purchase warrant that, if fully exercised, would provide an additional $255 million in gross proceeds, for a combined total of up to $340 million in gross proceeds. Assuming the exercise in full of the warrants, Agenus expects the financing to fund completion of ROBBIN, with runway through year-end 2031. The private placement is expected to close on or about July 15, 2026, subject to customary closing conditions. The upfront purchase price per share, along with the exercise prices for the Series A and Series B warrants, were all priced at a premium to the market closing price per share as of Friday, July 10th, 2026.

Agenus’ Strategic Prioritization of Neoadjuvant BOT+BAL

Across NEST and UNICORN, two independent Phase 2 studies evaluating neoadjuvant BOT+BAL in MSS colorectal cancer (CRC), BOT+BAL has produced deep, durable responses, including pathologic response (PR) in approximately 60-70% of patients, major pathologic response (MPR) in approximately 35-40% of patients and pathologic complete response (pCR) in approximately 30% of patients. Deep pathologic responses (MPR and pCR) in the neoadjuvant setting are positively correlated with event-free survival in many tumor types, including MSS colon cancer.4 With median follow-up of approximately 9 to 18 months, all treated patients remained disease free. This treatment effect has persisted in updates from NEST and UNICORN, and further details are anticipated to be published later this year. Together with observed circulating tumor DNA (ctDNA) clearance during treatment, these data support Agenus’ rationale for prioritizing neoadjuvant BOT+BAL development in the registrational ROBBIN study.5,6

ROBBIN is Agenus’ planned randomized global Phase 3 trial evaluating neoadjuvant BOT+BAL followed by standard of care versus standard of care alone in previously untreated high-risk Stage II and Stage III MSS colon cancer. The ROBBIN trial will enroll 850 patients, randomized 1:1, with event free survival (EFS) as its primary endpoint. Following interactions with the US Food and Drug Administration (FDA), Agenus has aligned with the FDA on key elements of the Phase 3 design, including the patient population, experimental regimen, control arm, primary endpoint, and interim analysis plan.

“We have seen neoadjuvant and perioperative immunotherapy improve outcomes in immunologically ‘hot’ or ‘warm’ tumors such as melanoma and lung cancer, but MSS colon cancer — a ‘cold’ tumor — has resisted standard checkpoint inhibitors. BOT was engineered to overcome that resistance and has produced deep pathologic responses with no recurrences reported in the NEST and UNICORN studies. With the ROBBIN trial, we are bringing this regimen to patients with high-risk Stage II and Stage III MSS colon cancer, where treating an intact tumor gives BOT+BAL its greatest opportunity to generate a durable immune response and improve long-term outcomes,” said Dr. Steven O’Day, Chief Medical Officer of Agenus.

In connection with its strategic prioritization of neoadjuvant BOT+BAL in MSS colon cancer, Agenus plans to discontinue financial support for the ongoing BATTMAN Phase 3 study in late-line metastatic MSS CRC. Agenus will honor its obligations to patients currently receiving treatment and will work closely with the Canadian Cancer Trials Group (CCTG) and participating investigators to manage this transition responsibly. The Company remains deeply grateful to the clinicians, site teams, CCTG, and patients who have contributed to advancing BOT+BAL in late-stage disease.

“Since Agenus was founded 32 years ago, our mission has been to harness the immune system to improve outcomes and, where possible, cure cancer,” said Garo H. Armen, Ph.D., Founder, Chairman and Chief Executive Officer of Agenus. “Our plan to prioritize neoadjuvant BOT+BAL in MSS colon cancer reflects both the strength of the emerging clinical evidence and the opportunity to bring this important combination regimen to patients where it may have the greatest impact. With ROBBIN, we are advancing a randomized global trial designed to confirm the rapid and deep activity observed across the NEST and UNICORN trials.”

Upcoming ROBBIN catalysts include the following:

•	First patient dosed: anticipated in Q1 of 2027

•	Interim pathologic response data: anticipated in second half of 2027

•	Interim analysis of EFS: anticipated in second half of 2029

•	Final analysis of EFS: anticipated in second half of 2030

Conference Call and Webcast

Agenus will host a conference call and live webcast today at 8:30am ET to discuss the financing and ROBBIN trial strategy. The call will feature Myriam Chalabi, M.D., Ph.D., of the Netherlands Cancer Institute, a leading investigator in neoadjuvant immunotherapy for colorectal cancer, and Pashtoon Kasi, M.D., M.S. of City of Hope Hospital, who will provide independent clinical perspectives on the program.

To access the live webcast, please https://bit.ly/3TfulyN | Passcode: 460308

Participants may also join by dialing (309) 205-3325 and using Webinar ID: 973 3388 7478. A replay of the webcast will be available on the Agenus website at https://investor.agenusbio.com/events-and-presentations following the event.

Up To $340 Million Private Placement

Under the terms of the securities purchase agreement announced today, the Company has agreed to issue and sell (i) 23,035,227 shares of the Company’s common stock (or, in lieu thereof, pre-funded warrants to purchase shares of common stock, with an exercise price of $0.01 per share), (ii) accompanying Series A purchase warrants to purchase 21,144,277 shares of common stock, with an exercise price of $4.02 per share and (iii) accompanying Series B purchase warrants to purchase 33,797,214 shares of common stock, with an exercise price of $5.03 per share. The combined effective purchase price per share (or pre-funded warrant to purchase one share) and accompanying Series A purchase warrant to purchase approximately 0.91791 shares of common stock and Series B purchase warrant to purchase approximately 1.46720 shares of common stock, is $3.69 (less the exercise price of the pre-funded warrant, if applicable).

Each pre-funded warrant will be exercisable immediately and will not expire until exercised in full. Each pre-funded warrant will contain customary beneficial ownership limitation provisions.

Each Series A purchase warrant will be exercisable immediately and will expire upon the earlier of the fifth anniversary of the private placement closing date and the date that is 30 days following the day that the Company publicly discloses (either by press release or Current Report of Form 8-K) that at least 60 patients have been dosed in the Phase 3 clinical trial of the Company’s BOT+BAL combination product candidate for the neoadjuvant treatment of colon cancer (the “ROBBIN” trial). Each Series B purchase warrant will be exercisable immediately and will expire upon the earliest of (i) the fifth anniversary of the private placement closing date, (ii) the date that is 30 days following the day that the Company publicly discloses (either by press release or Current Report of Form 8-K) pathologic response data for at least 50 patients that were dosed with BOT+BAL in the Phase 3 clinical trial of the Company’s BOT+BAL combination product candidate for the neoadjuvant treatment of colon cancer (the “ROBBIN” trial) and (iii) unless the holder thereof shall at such time have exercised in full the Series A purchase warrant held by such holder, 12:01 a.m. (New York City time) on the date immediately following the expiration date of the Series A purchase warrant

Pursuant to the terms of the securities purchase agreement, the Company has also agreed to increase the size of its board of directors to nine directors, including two newly created Class III directorships under the Company’s certificate of incorporation, and, promptly following a designation notice made by Commodore Capital Master LP, cause two individuals designated by Commodore Capital Master LP to be appointed to serve as directors in the newly created Class III directorships.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities being issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Concurrently with the execution of the securities purchase agreement, the Company and the investors also entered into a registration rights agreement pursuant to which the Company has agreed to register the resale of the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the pre-funded warrants, the Series A purchase warrants and the Series B purchase warrants sold in the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the foregoing securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Agenus

Agenus is a leading immuno-oncology company targeting cancer with immunological agents. The company was founded in 1994 with a mission to expand patient populations benefiting from cancer immunotherapy through combination approaches. Agenus’ headquarters are in Lexington, MA. For more information, visit www.agenusbio.com or @agenus_bio. Information that may be important to investors will be routinely posted on our website and social media channels.

About Botensilimab (BOT)

Botensilimab (BOT) is a human Fc enhanced multifunctional anti-CTLA-4 antibody designed to boost both innate and adaptive anti-tumor immune responses. Its novel design leverages mechanisms of action to extend immunotherapy benefits to “cold” tumors which generally respond poorly to standard of care or are refractory to conventional PD-1/CTLA-4 therapies and investigational therapies. BOT augments immune responses across a wide range of tumor types by priming and activating T cells, downregulating intratumoral regulatory T cells, activating myeloid cells and inducing long-term memory responses.

Approximately 1,300 patients have been treated with BOT and/or BAL in phase 1 and phase 2 clinical trials. BOT alone, or in combination with Agenus’ investigational PD-1 antibody, BAL, has shown clinical responses across nine metastatic, late-line cancers. For more information about BOT trials, visit www.clinicaltrials.gov.

About Balstilimab (BAL)

Balstilimab (BAL) is a novel, fully human monoclonal immunoglobulin G4 (IgG4) designed to block PD-1 (programmed cell death protein 1) from interacting with its ligands PD-L1 and PD-L2. It has been evaluated in more than 900 patients to date and has demonstrated clinical activity and a favorable tolerability profile in several tumor types.

About the ROBBIN Phase 3 RCT

ROBBIN is Agenus’ planned randomized global Phase 3 trial evaluating BOT+BAL in high-risk Stage II/III MSS/pMMR colon cancer. The trial is designed to assess whether a short-course neoadjuvant BOT+BAL regimen administered before surgery can generate deep pathologic and molecular responses and improve longer-term clinical outcomes, including event-free survival.

The proposed ROBBIN design includes neoadjuvant BOT+BAL followed by surgery and guideline-directed adjuvant chemotherapy or observation based on pathologic staging, compared with the current standard of care of surgery followed by guideline-directed adjuvant chemotherapy or observation. The primary endpoint is event-free survival. Key secondary and exploratory endpoints are expected to include overall survival, circulating tumor DNA negativity, quality of life, safety, pathologic response, and other measures.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements include, but are not limited to, express or implied statements relating to the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business; the Company’s strategic prioritization of BOT+BAL for the neoadjuvant treatment of MSS colon cancer; the potential benefits of treatment with the Company’s product candidates, including without limitation BOT+BAL and the Company’s other balstilimab, botensilimab, zalifrelimab, AGEN1777, AGEN2373 and AGEN1571 programs; the timing of the regulatory submission, design, enrollment, indication selection, dosing, timing of initiation, progress and timing of readouts and results of the Company’s ongoing and planned clinical trials, including without limitation the Company’s Phase 2 NEST and UNICORN trials and the Company’s planned Phase 3 ROBBIN trial; anticipated safety, efficacy, potency, activity, superior response and durability outcomes with respect to the Company’s ongoing and planned clinical trials; the Company’s plans to discontinue financial support for the ongoing BATTMAN Phase 3 trial; expected regulatory timelines and filings; the Company’s commercialization plans and anticipated commercial market opportunities (including partnering and licensing opportunities); the Company’s ability to meet manufacturing demands; the closing of the Private Placement; the Company’s agreement to register the resale of the securities sold in the Private Placement; the expected amount of proceeds from the Private Placement; and the Company’s anticipated cash runway. The words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “forecasts,” “estimates,” “will,” “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Annual Report on Form 10-K for 2025, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investors 917-362-1370 | investor@agenusbio.com

Media 781-674-4422 | communications@agenusbio.com

References

1.

ROBBIN: A Phase 3 Randomized, Open-Label Study of Botensilimab Plus Balstilimab In the Neoadjuvant Setting followed by Standard of Care Versus Standard of Care Alone in Previously Untreated High-Risk Stage II and Stage III Non–MSI-H/dMMR Colon Cancer (ROBBIN Study)

2.	Epidemiology analysis based on data from SEER, CDC, and Clarivate

3.	André T, Boni C, Mounedji-Boudiaf L, et al. Oxaliplatin, fluorouracil, and leucovorin as adjuvant treatment for colon cancer. N Engl J Med. 2004;350(23):2343-2351.

4.	Morton D, Seymour M, Magill L, et al. Preoperative chemotherapy for operable colon cancer. J Clin Oncol. 2023;41(8):1541-1552.

5.

Hissong E, et al. Neoadjuvant Botensilimab (BOT) Plus Balstilimab (BAL) in Resectable Mismatch Repair Proficient (pMMR) and Deficient (dMMR) Colorectal Cancer (CRC). Poster presented at the ASCO Gastrointestinal Cancers Symposium. January 23-25, 2025. San Francisco, CA. Abstract #207

6.	Ghelardi F, et al. Neoadjuvant botensilimab and balstilimab in colorectal cancer. Poster presented at the ASCO Gastrointestinal Cancers Symposium. January 23-25, 2025. San Francisco, CA. Poster F20